                                                                    Exhibit 11.1

                           REUNION RESOURCES COMPANY

                       COMPUTATION OF EARNINGS PER SHARE
                        (In thousands, except per data)

                                                           For the years ended December 31,
                                               -------------------------------------------------------
                                                1995            1994                   1993
                                               ------          ------      ---------------------------
                                                                                             Fully
                                                                            Primary         Diluted
                                                                           --------         -------
1. Weighted average common shares
   outstanding                                 3,832           3,794        3,559            3,559

2. Net additional shares outstanding
   assuming all stock options exercised
   using the Treasury Stock Method (a)            --              --          203              207
                                              ------          ------       ------           ------

3. Average common shares and
   common share equivalents
   outstanding                                 3,832           3,794        3,762            3,766
                                              ======          ======       ======           ======

4. Net earnings (loss) per common
   share and common share equivalent:
     Loss from continuing operations          $ (.94)         $ (.17)      $(1.10)          $(1.10)
     Income (loss) from discontinued
      operations                               (2.71)           (.91)        2.52             2.52
     Extraordinary gain on debt
      extinguishment                              --              --         2.06             2.06
                                              ------          ------       ------           ------
     Net income (loss)                        $(3.65)         $(1.08)      $ 3.48           $ 3.48
                                              ======          ======       ======           ======

Notes:

(a) The 1995 and 1994 computation of common share equivalents excludes anti-dilutive shares.